Exhibit (12)(b)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

			Nine
			Months
			Ended		Years Ended December 31,
			September 30,
(In millions)			2008		2007	2006	2005	2004	2003

EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations			$(38,121)		8,773	11,470	9,462	7,633	6,080
Fixed charges, excluding preferred stock dividends and capitalized interest			7,101		11,458	8,189	4,971	2,701	2,309

Earnings (loss)	(A	)	$(31,020)		20,231	19,659	14,433	10,334	8,389

Interest, excluding interest on deposits			$6,844		11,140	7,897	4,711	2,474	2,113
One-third of rents			257		318	292	260	227	196
Preferred stock dividends			427		-	-	-	-	5
Capitalized interest			-		-	-	-	-	-

Fixed charges (a)	(B	)	$7,528		11,458	8,189	4,971	2,701	2,314

Consolidated ratios of earnings (loss) to fixed charges and preferred stock dividends, excluding interest on deposits	(A)/	(B)	(4.12	) X	1.77	2.40	2.90	3.83	3.63

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations			$(38,121)		8,773	11,470	9,462	7,633	6,080
Fixed charges, excluding preferred stock dividends and capitalized interest			14,449		24,419	17,308	10,268	5,554	4,669

Earnings (loss)	(C	)	$(23,672)		33,192	28,778	19,730	13,187	10,749

Interest, including interest on deposits			$14,192		24,101	17,016	10,008	5,327	4,473
One-third of rents			257		318	292	260	227	196
Preferred stock dividends			427		-	-	-	-	5
Capitalized interest			-		-	-	-	-	-

Fixed charges (a)	(D	)	$14,876		24,419	17,308	10,268	5,554	4,674

Consolidated ratios of earnings (loss) to fixed charges and preferred stock dividends, including interest on deposits	(C)/	(D)	(1.59	) X	1.36	1.66	1.92	2.37	2.30

a) Fixed charges do not include: 1) other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and 2) interest on uncertain income tax positions.